CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

(513) 870-2000

Investor Contact:  Heather J. Wietzel

(513) 870-2768

Media Contact:  Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Second-quarter Net Income at 76 Cents per Share and Operating Income* at 72 Cents on Higher Catastrophe Losses

Cincinnati, August 2, 2006 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

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Lower second-quarter net and operating income as higher weather-related catastrophe losses offset healthy property casualty insurance underwriting performance and record investment income. 2006 second-quarter earnings included $3 million, or 2 cents per share, after tax of expense due to the January 1 adoption of stock option expensing.

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Higher six-month net income as underwriting performance, investment income and $426 million in investment gains offset higher catastrophe losses.

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Lower six-month operating income as $67 million, or 38 cents, from catastrophe losses and $8 million, or 5 cents, from stock option expensing offset underwriting performance and investment income. Catastrophe losses lowered operating income by $11 million, or 6 cents, in the 2005 six-month period.

Financial Highlights

(Dollars in millions except share data)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Change %	2006	2005	Change %
Revenue Highlights
Earned premiums	$822	$794	3.6	$1,627	$1,571	3.6
Investment income	143	129	10.4	281	256	9.7
Total revenues	981	940	4.4	2,588	1,856	39.5
Income Statement Data
Net income	$132	$158	(16.0)	$684	$302	126.5
Net realized investment gains and losses	6	8	(26.9)	426	14	2,938.4
Operating income*	$126	$150	(15.4)	$258	$288	(10.5)
Per Share Data (diluted)
Net income	$0.76	$0.89	(14.6)	$3.90	$1.70	129.4
Net realized investment gains and losses	0.04	0.05	(20.0)	2.43	0.08	2,937.5
Operating income*	$0.72	$0.84	(14.3)	$1.47	$1.62	(9.3)

Cash dividend declared	$0.335	$0.305	9.8	$0.670	$0.595	12.6
Book value	—	—		$35.02	$35.08	(0.2)
Weighted average shares outstanding	175,022,367	177,097,493	(1.2)	175,615,017	177,451,366	(1.0)

Insurance Operations Highlights

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3.0 percent and 3.5 percent increases in three- and six-month property casualty net written premiums. Strong commercial lines growth with six-month net written premiums up 6.3 percent and new business up 15.1 percent.

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94.5 percent and 93.3 percent three- and six-month property casualty combined ratios.

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Catastrophe losses contributed 8.0 and 6.5 percentage points to the 2006 three- and six-month combined ratios. In the comparable 2005 periods, catastrophe losses contributed 2.0 and 1.1 percentage points to the ratios.

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Six cents and 10 cents contribution from life insurance segment to three- and six-month 2006 operating income.

Investment and Balance Sheet Highlights

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10.4 percent and 9.7 percent growth in three- and six-month investment income.

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Book value at June 30, 2006, up slightly from year-end 2005 level on lower number of shares outstanding.

Full-year 2006 Outlook Updated**

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Property casualty written premiums now expected to grow at least 2 percent in 2006. Growth in commercial lines is more than offsetting expected decline in personal lines.

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Combined ratio target remains 92 percent to 94 percent for 2006 although contribution from full-year catastrophe losses could exceed 4.5 percentage point assumption.

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Investment income growth target raised to 8.0 percent to 8.5 percent range for 2006.

*

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**

Outlook and related assumptions are subject to the risks outlined in the company's forward-looking information safe-harbor statement (see Page 9).

Well-positioned in Property Casualty Marketplace

“Our commercial lines insurance business continues to report healthy growth, as well as its 12th consecutive quarter of underwriting profits, even as market conditions grow increasingly competitive.” said John J. Schiff Jr., CPCU, chairman and chief executive officer. “Business policyholders are responding favorably to their local independent agents’ presentation of the Cincinnati value proposition – customized, multi-year coverage packages, superior claims service, our A++ rating from A.M. Best Co. and a local field force that provides underwriting, loss control, premium audit, marketing and other services. We believe the 6.3 percent six-month growth rate of commercial lines written premium exceeded the average for the commercial lines marketplace.

“As we anticipated, our personal lines premiums did not grow in the first half. We believe our new business and retention trends may begin to gradually reverse in the second half of the year, after the July 1 effective date of our limited program of policy credits. These credits incorporate insurance scores into the pricing of our personal auto and homeowner policies, reducing premiums for some preferred policyholders, who appreciate our homeowner-auto package, superior claims service and financial strength,” Schiff said.

“Again this year, policyholders have had ample opportunities to benefit from the Cincinnati relationship. From March through July, we’ve seen severe weather across the Midwest. Of almost 6,800 catastrophe claims reported between March and June, more than 88 percent are already closed. Our claims representatives’ prompt responses and personal approach reflect positively on our agents, supporting their marketing efforts to value-oriented clients.

“As competition continues in our regional markets, we believe our company can create real value for our policyholders, local independent agents, shareholders and company associates by outworking the competition. For Cincinnati, that means maintaining strong relationships with our established agencies, writing a significant portion of each agency’s business, giving outstanding claims service to their clients and attracting new agencies.”

Schiff added, “Our approach is to appoint only the most professionally managed agencies in each area where we see opportunities to bring Cincinnati’s insurance products and services to families and businesses. This high-quality representation is an advantage we have been carefully expanding. We have added 44 new agency locations in the first six months, and we’re targeting 55 to 60 new agency appointments for the year. These new appointments and other changes in agency structures brought total reporting agency locations to 1,283, a net increase of 31 since year-end 2005.”

2006 Property Casualty Outlook Update

Kenneth W. Stecher, chief financial officer and executive vice president noted, “In view of the healthy trends for our commercial lines area, we now believe our consolidated property casualty written premium growth will be at least 2 percent for the year compared with the 2.6 percent increase in 2005. We previously had anticipated 2006 property casualty written premiums would be flat to up slightly.

“Despite the level of catastrophe losses through the first six months of 2006, our combined ratio estimate for 2006 remains 92 percent to 94 percent on a GAAP basis compared with 89.2 percent on a GAAP basis in 2005. On a statutory basis, the combined ratio estimate for 2006 is 91 percent to 93 percent. We are maintaining our target at this level in part because of the favorable loss and loss expense ratio, excluding catastrophe losses, for the first six months of 2006.

“Catastrophe losses for the full year could exceed 4.5 percentage points on the combined ratio,” Stecher added. “We originally allowed for full-year catastrophe losses, net of reinsurance, of approximately $125 million to $145 million, contributing in the range of 4.0 to 4.5 percentage points to the full-year 2006 combined ratio. That level was above our historical range of 3.0 to 3.5 percentage points.

“Catastrophe losses in the second quarter of 2006 totaled $64 million, bringing the six month total to $103 million, or 6.5 percentage points on the six-month combined ratio, compared with a low $17 million, contributing 1.1 percentage points, in the first six months of 2005. In addition, we are estimating pretax catastrophe losses from two Midwestern storms in July at approximately $7 million, which will be included in third-quarter results.”

Stecher said, “We continue to believe that savings in 2006 from favorable loss reserve development from prior accident years is likely to improve the full-year combined ratio in the range of 2 to 3 percentage points. Net savings from favorable development improved this year’s second-quarter loss and loss expense ratio by 2.2 percentage points. For the first six months of 2006, development of prior period reserves was insignificant.”

Stecher noted. “In last year’s second quarter, savings improved the ratio by 5.8 percentage points. In the 2005 six-month period, savings improved the loss and loss expense ratio by 2.0 percentage points. In total, higher than normal savings, particularly for liability coverages, improved the full-year 2005 combined ratio by 5.2 percentage points and the 2004 combined ratio by 6.7 percentage points.”

Stecher added, “We continue to invest in infrastructure, particularly in technology, staff and physical plant, to help assure achievement of the company’s long-term objectives. In particular, we are making progress in introducing Web-based systems that improve service to and communication with our agencies. We have established a base on which to build over the next several years.”

Investment Operations Contribute to Net Income

Stecher said, “Investment income growth for the six months benefited from income on short-term investments purchased in the first quarter with proceeds from sale of our ALLTEL holdings and redeemed in June to pay taxes applicable to that sale. Higher investment income growth helped us achieve higher than expected earnings. We are raising our target for investment income growth based on the strong cash flows from our insurance operations, the higher-than-historical allocation of new cash flow to fixed-maturity securities over the last two years and the increase in the general level of interest rates.

“We remain committed to our buy-and-hold equity investing strategy, which we believe drives the company’s long-term growth and stability. When allocating available cash for investment between fixed-maturity securities, equities and share repurchase, we look at rating agency capitalization measures among other considerations.”

Schiff concluded, “We focus well beyond the short-term in our commitments to strong agency relationships, claims service excellence, loss reserve adequacy and total return investing. That approach has allowed us to continue targeting above-industry-average growth in written premiums and industry-leading profitability. We expect to continue that performance in 2006, on our way to rewarding shareholders over the long term.”

Property Casualty Insurance Operations

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Change %	2006	2005	Change %
Written premiums	$814	$791	3.0	$1,643	$1,588	3.5

Earned premiums	$793	$765	3.7	$1,571	$1,518	3.5

Loss and loss expenses excluding catastrophes	455	421	8.1	887	877	1.2
Catastrophe loss and loss expenses	64	15	326.6	103	17	505.8
Commission expenses	147	157	(6.2)	305	299	1.8
Underwriting expenses	79	75	4.8	162	141	15.0
Policyholder dividends	5	2	193.7	8	5	64.3
Underwriting profit	$43	$95	(54.5)	$106	$179	(41.1)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	57.3%	55.0%		56.5%	57.8%
Catastrophe loss and loss expenses	8.0	2.0		6.5	1.1
Loss and loss expenses	65.3%	57.0%		63.0%	58.9%
Commission expenses	18.6	20.5		19.4	19.7
Underwriting expenses	9.9	9.8		10.4	9.3
Policyholder dividends	0.7	0.2		0.5	0.3
Combined ratio	94.5%	87.5%		93.3%	88.2%

Property Casualty Insurance Highlights

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3.5 percent rise in six-month 2006 property casualty written premiums, with a 3.0 percent second-quarter increase.

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$170 million in new business written directly by agencies compared with $152 million in last year’s six months. Second-quarter new business written directly by agencies rose 15.6 percent to $94 million from $81 million.

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1,066 agency relationships with 1,283 reporting locations marketing our insurance products at June 30, 2006, up from 1,024 agency relationships with 1,252 locations at year-end 2005.

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5.1 percentage point increase in six-month property casualty combined ratio. Higher catastrophe losses, a lower level of savings from favorable development of prior period reserves, stock option expensing, and higher underwriting expenses more than offset the effect of a single large commercial loss last year.

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$64 million in second-quarter 2006 catastrophe losses, reflecting $67 million in weather events during the period and $3 million favorable development from prior period storms. Catastrophe losses added 8.0 percentage points to the three-month combined ratio. Three-month 2005 catastrophe losses added only 2.0 percentage points.

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$103 million in six-month 2006 catastrophe losses added 6.5 percentage points to the six-month combined ratio. Six-month 2005 catastrophe losses added only 1.1 percentage points.

2006 Year-to-date Events	Dates	States Primarily Affected	Reported Claims (as of July 30)	Loss Estimate (pretax, net of reinsurance, as of June 30)
Midwest tornadoes and severe weather	March 11-13	Arkansas, Illinois, Indiana, Kansas, Missouri, Oklahoma	1,567	$35 million
Midwest wind and hail	April 2-3	Arkansas, Illinois, Indiana, Kentucky, Missouri, Tennessee	1,192	$19 million
Midwest wind and hail	April 6-8	Alabama, Georgia, Indiana, Kansas, Kentucky, Nebraska, Ohio, Tennessee	881	$11 million
Midwest wind and hail	April 13-15	Illinois, Indiana, Iowa, Wisconsin	2,578	$27 million
Midwest wind, hail and flood	June 18-22	Indiana, Ohio, Wisconsin	460	$7 million
East coast wind and flood	June 25-28	Maryland, New York, Pennsylvania, Virginia	52	$3 million

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Three-month 2006 net savings from favorable development improved the loss and loss expense ratio by 2.2 percentage points. In last year’s second quarter, savings improved the ratio by 5.8 percentage points.

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Six-month 2006 development of prior period reserves was insignificant. In the comparable 2005 period, savings improved the loss and loss expense ratio by 2.0 percentage points. The year-over-year difference largely related to development of commercial casualty losses, which can fluctuate due to the nature and size of commercial umbrella policies and limits.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Commercial Lines Insurance Operations

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Change %	2006	2005	Change %
Written premiums	$603	$567	6.5	$1,271	$1,195	6.3

Earned premiums	$599	$563	6.5	$1,181	$1,114	6.1

Loss and loss expenses excluding catastrophes	334	306	9.1	658	635	3.7
Catastrophe loss and loss expenses	34	2	1,290.6	63	9	637.0
Commission expenses	105	111	(4.9)	222	215	3.4
Underwriting expenses	63	56	12.8	116	96	21.3
Policyholder dividends	5	2	193.7	8	5	64.3
Underwriting profit	$58	$86	(32.2)	$114	$154	(26.8)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	55.7%	54.4%		55.8%	57.0%
Catastrophe loss and loss expenses	5.6	0.4		5.3	0.8
Loss and loss expenses	61.3%	54.8%		61.1%	57.8%
Commission expenses	17.6	19.7		18.8	19.3
Underwriting expenses	10.5	10.0		9.8	8.6
Policyholder dividends	0.9	0.3		0.7	0.4
Combined ratio	90.3%	84.8%		90.4%	86.1%

Commercial Lines Insurance Highlights

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6.3 percent growth in six-month 2006 commercial lines net written premiums with a 6.5 percent second-quarter increase.

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$156 million in new commercial lines business written directly by agencies in six-months 2006, up 15.1 percent.  Second-quarter new commercial lines business rose 18.6 percent to $86 million.

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90.4 percent six-month 2006 commercial lines combined ratio. The 4.3 percentage-point increase primarily was due to a 4.5 percentage-point rise in the catastrophe loss ratio.

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1.2 percentage-point improvement in six-month loss and loss expense ratio excluding catastrophes. A single large fire loss in last year’s first quarter increased the six-month 2005 ratio by 2.2 percentage points.

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0.5 percentage-point decrease in six-month commercial lines commission expense ratio, primarily due to lower profit-sharing commissions resulting from lower overall underwriting profit.

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1.5 percentage-point increase in noncommission expense ratio, including policyholder dividends. The rise largely was due to higher taxes, licenses and fee, and increased staffing expenses. Stock option expense contributed 0.6 percentage points to the six-month 2006 ratio.

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Continued commercial lines growth anticipated as company maintains underwriting standards. The company believes its approach should allow it to maintain most of the positive underlying improvement in commercial lines profitability that has occurred over the past several years.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Personal Lines Insurance Operations

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Change %	2006	2005	Change %
Written premiums	$211	$224	(5.9)	$372	$393	(5.1)

Earned premiums	$194	$202	(4.1)	$390	$404	(3.6)

Loss and loss expenses excluding catastrophes	121	115	5.2	229	242	(5.4)
Catastrophe loss and loss expenses	30	13	142.1	40	8	373.5
Commission expenses	42	46	(9.1)	83	84	(2.1)
Underwriting expenses	16	19	(18.5)	46	45	1.7
Underwriting profit (loss)	$(15)	$9	nm	$(8)	$25	nm

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	62.3%	56.7%		58.7%	59.8%
Catastrophe loss and loss expenses	15.6	6.2		10.3	2.1
Loss and loss expenses	77.9%	62.9%		69.0%	61.9%
Commission expenses	21.7	22.9		21.2	20.9
Underwriting expenses	8.0	9.5		11.8	11.2
Combined ratio	107.6%	95.3%		102.0%	94.0%

Personal Lines Insurance Highlights

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5.1 percent decrease in six-month 2006 personal lines net written premiums with a 5.9 percent second-quarter decrease.

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$14 million in new personal lines business written directly by agencies in the first six months of 2006, compared with $17 million in year-ago period.  Second-quarter new personal lines business at $8 million compared with $9 million in the second quarter of 2005.

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102.0 percent six-month 2006 personal lines combined ratio. The 8.0 percentage-point increase reflected an 8.2 percentage point rise in the contribution from catastrophe losses.

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1.1 percentage-point improvement in six-month personal lines loss and loss expense ratio excluding catastrophe losses. The improvement reflected continued progress in restoring the homeowner business line to full-year profitability and another quarter of excellent personal auto results, offset by higher personal umbrella losses.

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0.3 percentage-point increase in six-month commission expense ratio over the lower-than-normal level in the comparable 2005 period. The three-month commission expense ratio declined 1.2 percentage points, primarily due to lower profit-sharing commissions on the weaker personal lines underwriting profitability.

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1.5 percentage-point decrease in three-month noncommission underwriting expense ratio, largely due to lower taxes, licenses and fees. The adoption of stock option expensing contributed 0.3 percentage points to the 2006 ratio.

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0.6 percentage-point increase in six-month noncommission underwriting expense ratio. The adoption of stock option expensing added 0.6 percentage points to the 2006 ratio. Higher technology expenses and higher amortization of deferred acquisition costs offset lower taxes, licenses and fees.

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Diamond, the company’s personal lines policy processing system, to be in use by year-end 2006 in 13 states that represent approximately 90 percent of total 2005 personal lines earned premium volume. First-half rollout to Georgia, Kentucky, Tennessee and Wisconsin agents completed on schedule. Minnesota and Missouri rollouts planned for later this year.

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Decrease in full-year 2006 personal lines premiums expected. Effective July 1, a limited program of policy credits to incorporate insurance scores into pricing of personal auto and homeowner policies was introduced in most states where the Diamond system is in use. This program lowers premiums for some existing policyholders, but may contribute to higher levels of new business activity by making rates more competitive for agents’ better customers.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Life Insurance Operations

(In millions)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Change %	2006	2005	Change %
Written premiums	$41	$54	(23.5)	$81	$107	(24.0)

Earned premiums	$29	$29	1.8	$56	$53	5.7
Investment income, net of expenses	27	24	11.0	53	48	10.3
Other income	1	1	25.0	2	2	13.2
Total revenues, excluding realized investment gains and losses	57	54	6.3	111	103	8.0
Policyholder benefits	28	26	10.3	59	50	18.0
Expenses	13	14	(4.8)	24	25	(5.6)
Total benefits and expenses	41	40	4.8	83	75	10.0
Net income before income tax and realized investment gains and losses	16	14	10.4	28	28	2.6
Income tax	6	5	16.1	10	10	14.7
Net income before realized investment gains and losses	$10	$9	7.5	$18	$18	(3.6)

Life Insurance Highlights

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$81 million in six-month total life insurance operations net written premiums, compared with $107 million in year-ago period. Written premiums for life insurance operations for all periods include life insurance, annuity and accident and health premiums.

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10.7 percent increase to $33 million in statutory written premiums for term and other life insurance products in the first six months of 2006. Since late 2005, the company has de-emphasized annuities because of an unfavorable interest rate environment. Statutory written annuity premiums decreased to $17 million in the first six months of 2006 from $50 million in the comparable prior period.

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5.5 percent rise in face amount of life policies in force to $54.330 billion at June 30, 2006, from $51.493 billion at year-end 2005.

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$8 million increase in six-month benefits and expenses primarily due to higher mortality expenses compared with the year-earlier periods, although mortality experience remained within pricing guidelines. Adoption of stock option expensing added approximately $700,000 to other operating expenses.

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29.7 percent rise in first-half 2006 term life insurance written premiums, benefiting from the 2005 introduction of a new series of term products.  The Termsetter Plus series includes an optional return-of-premium feature.  Response to the new portfolio has been favorable, with approximately 25 percent of applications requesting the return-of-premium feature.

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Plans to introduce cash value accumulation universal life products for adults and children in the second half of 2006 to further round out the universal life portfolio.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Investment Operations

(In millions)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Change %	2006	2005	Change %
Investment income:
Interest	$77	$70	9.2	$151	$138	9.3
Dividends	65	59	11.2	127	117	8.8
Other	3	2	56.0	7	4	58.2
Investment expenses	(2)	(2)	(50.7)	(4)	(3)	(30.2)
Total net investment income	143	129	10.4	281	256	9.7
Investment interest credited to contract holders	(13)	(13)	(4.8)	(27)	(25)	(7.3)
Net realized investment gains and losses:
Realized investment gains and losses	10	13	(17.5)	669	29	2,223.3
Change in valuation of embedded derivatives	1	0	10.1	4	(7)	152.3
Other-than-temporary impairment charges	0	0	100.0	(1)	0	(64.9)
Net realized investment gains (losses)	11	13	(12.3)	672	22	2,996.7
Investment operations income	$141	$129	8.7	$926	$253	266.1

Balance Sheet

(Dollars in millions except share data)			At June 30,	At December 31,
			2006	2005
Balance sheet data
Invested assets			$12,514	$12,702
Total assets			16,936	16,003
Short-term debt			49	0
Long-term debt			791	791
Shareholders' equity			6,065	6,086
Book value per share			35.02	34.88
Debt-to-capital ratio			12.2%	11.5%

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Performance measures
Comprehensive income (loss)	$(86)	$209	$153	$20
Return on equity, annualized	8.6%	10.4%	22.5%	9.8%
Return on equity, annualized, based on comprehensive income	(5.6)	13.8	5.1	0.6

Investment and Balance Sheet Highlights

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9.7 percent increase in six-month pretax net investment income with 10.4 percent increase for the second quarter. Fifth Third Bancorp, the company’s largest equity holding, contributed 44.7 percent of total six-month dividend income.

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Growth in investment income reflected the strong cash flow for new investments, higher interest income from the growing fixed-maturity portfolio and increased dividend income from the common stock portfolio. In addition, proceeds from the sale of the ALLTEL Corporation holding used to make the applicable tax payments in June 2006 were invested in short-term instruments that generated approximately $5 million in interest income in the first six months of 2006.

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$23 million annually in additional investment income expected from dividend increases announced during the 12 months ended June 30, 2006, by Fifth Third and another 35 of the 48 common stock holdings in the equity portfolio.

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$669 million in six-month net realized investment gains (pretax) including $647 million due to the first-quarter sale of the company’s holdings of ALLTEL common stock.

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Invested assets at June 30, 2005, decreased from year-end 2005 primarily due to the first-quarter 2006 sale of ALLTEL holding and the tax obligation associated with the significant capital gain that was realized on that sale.

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150,000 shares repurchased in second quarter. Raised six-month repurchase activity to 2.0 million shares for a total cost of $88 million.

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$4.342 billion in statutory surplus for the property casualty insurance group at June 30, 2006, compared with $4.194 billion at year-end 2005. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 92.4 percent at June 30, 2006, compared with 97.0 percent at year-end 2005.

•

31.1 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at June 30, 2006, comfortably within management’s below-40 percent target.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com.

For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2005 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.

Factors that could cause or contribute to such differences include, but are not limited to:

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Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

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Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

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Increased frequency and/or severity of claims

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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

○

Downgrade of the company’s financial strength ratings,

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Concerns that doing business with the company is too difficult

○

Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace or

○

Regulations or laws that change industry or company practices for our agents.

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Increased competition that could result in a significant reduction in the company’s premium growth rate

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Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•

Actions of insurance departments, state attorneys general or other regulatory agencies that:

○

place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

○

increase our expenses

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place us at a disadvantage in the marketplace or

○

restrict our ability to execute our business model, including the way we compensate agents

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Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

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Inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

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Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

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Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

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Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding

•

Events that lead to a significant decline in the value of a particular security and impairment of the asset

•

Prolonged medium- and long-term low interest rate environment or other factors that limit the company’s ability to generate growth in investment income

•

Adverse outcomes from litigation or administrative proceedings

•

Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

•

Events, such as an avian flu epidemic, natural catastrophe or construction delays, that could hamper our ability to assemble our workforce at our headquarters location

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Cincinnati Financial Corporation

Consolidated Balance Sheets

(Dollars in millions except per share data)	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Investments
Fixed maturities, at fair value (amortized cost: 2006—$5,700; 2005—$5,387)	$5,629	$5,476
Equity securities, at fair value (cost: 2006—$2,533; 2005—$2,128)	6,830	7,106
Short-term investments, at fair value (cost: 2005—$75)	0	75
Other invested assets	55	45
Cash and cash equivalents	203	119
Securities lending collateral	898	0
Investment income receivable	118	117
Finance receivable	106	105
Premiums receivable	1,192	1,116
Reinsurance receivable	691	681
Prepaid reinsurance premiums	13	14
Deferred policy acquisition costs	460	429
Land, building and equipment, net, for company use (accumulated depreciation: 2006—$246; 2005—$232)	184	168
Other assets	76	66
Separate accounts	481	486
Total assets	$16,936	$16,003

LIABILITIES
Insurance reserves
Loss and loss expense reserves	$3,796	$3,661
Life policy reserves	1,372	1,343
Unearned premiums	1,634	1,559
Securities lending payable	898	0
Other liabilities	547	455
Deferred income tax	1,303	1,622
Notes payable	49	0
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debenture due 2028	392	392
Separate accounts	481	486
Total liabilities	10,871	9,917

SHAREHOLDERS' EQUITY
Common stock, par value-$2 per share; authorized: 2006-500 million shares, 2005- 500 million shares; issued: 2006-195 million shares, 2005-194 million shares	391	389
Paid-in capital	997	969
Retained earnings	2,656	2,088
Accumulated other comprehensive income—unrealized gains on investments	2,753	3,284
Treasury stock at cost (2006—22 million shares, 2005—20 million shares)	(732)	(644)
Total shareholders' equity	6,065	6,086
Total liabilities and shareholders' equity	$16,936	$16,003

Cincinnati Financial Corporation

Consolidated Statements of Income

(In millions except per share data)	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
REVENUES
Earned premiums
Property casualty	$793	$765	$1,571	$1,518
Life	29	29	56	53
Investment income, net of expenses	143	129	281	256
Realized investment gains and losses	11	13	671	22
Other income	5	4	9	7
Total revenues	981	940	2,588	1,856

BENEFITS AND EXPENSES
Insurance losses and policyholder benefits	546	461	1,047	942
Commissions	156	166	322	316
Other operating expenses	79	72	159	139
Taxes, licenses and fees	14	18	39	35
Increase in deferred policy acquisition costs	(7)	(7)	(22)	(18)
Interest expense	13	13	26	26
Other expenses	5	2	8	6
Total benefits and expenses	806	725	1,579	1,446

INCOME BEFORE INCOME TAXES	175	215	1,009	410

PROVISION (BENEFIT) FOR INCOME TAXES
Current	48	57	340	107
Deferred	(5)	0	(15)	1
Total provision for income taxes	43	57	325	108

NET INCOME	$132	$158	$684	$302

PER COMMON SHARE
Net income—basic	$0.77	$0.90	$3.94	$1.72
Net income—diluted	$0.76	$0.89	$3.90	$1.70

Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. For the three and six months ended June 30, 2005, diluted net income would have been reduced by approximately 2 cents and 4 cents per share, if option expense, calculated using the binomial option-pricing model, were included as an expense.

***

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures

(See attached tables for 2006 and 2005 data; prior-period reconciliations available at www.cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments – when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•

Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities and embedded derivatives without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•

Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•

Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•

Written premium adjustment – statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

•

Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized statutory property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when analyzing written premiums and statutory ratios that make use of written premiums.

•

Life insurance gross written premiums: In analyzing the life insurance company’s gross written premiums, management excludes five larger, single-pay life insurance policies (bank-owned life insurance or BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the independent agency distribution channel.

•

One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items.

○

In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

○

In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

○

In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium BOLI policy that was booked at the end of 1999 and segregated as a separate account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company’s consolidated financials.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

(In millions except per share data)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05

Net income			$132	$552	$183	$117	$158	$144	$684	$302		$419		$602
One-time item			0	0	0	0	0	0	0	0		0		0
Net income before one-time item			132	552	183	117	158	144	684	302		419		602
Net realized investment gains and losses			6	421	16	10	8	6	426	14		24		40
Operating income before one-time item			126	131	167	107	150	138	258	288		395		562
Less catastrophe losses			(41)	(26)	(28)	(43)	(9)	(2)	(67)	(11)		(54)		(82)
Operating income before catastrophe losses and one-time item			$167	$157	$195	$150	$159	$140	$325	$299		$449		$644

Diluted per share data
Net income			$0.76	$3.13	$1.03	$0.66	$0.89	$0.81	$3.90	$1.70		$2.37		$3.40
One-time item			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00		0.00
Net income before one-time item			0.76	3.13	1.03	0.66	0.89	0.81	3.90	1.70		2.37		3.40
Net realized investment gains and losses			0.04	2.39	0.09	0.05	0.05	0.03	2.43	0.08		0.14		0.23
Operating income before one-time item			0.72	0.74	0.94	0.61	0.84	0.78	1.47	1.62		2.23		3.17
Less catastrophe losses			(0.24)	(0.14)	(0.16)	(0.24)	(0.05)	(0.01)	(0.38)	(0.06)		(0.30)		(0.46)
Operating income before catastrophe losses and one-time item			$0.96	$0.88	$1.10	$0.85	$0.89	$0.79	$1.85	$1.68		$2.53		$3.63

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Consolidated

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)			$804	$794	$765	$764	$781	$787	$1,600	$1,568		$2,332		$3,097
Written premium adjustment – statutory only			10	33	(38)	(3)	10	10	43	20		17		(21)
Reported written premiums (statutory)*			$814	$829	$727	$761	$791	$797	$1,643	$1,588		$2,349		$3,076
Unearned premiums change			(21)	(51)	48	4	(26)	(44)	(72)	(70)		(66)		(18)
Earned premiums			$793	$778	$775	$765	$765	$753	$1,571	$1,518		$2,283		$3,058

Statutory combined ratio
Reported statutory combined ratio*			93.7%	89.6%	85.8%	96.6%	86.6%	87.3%	91.7%	86.9%		90.1%		89.0%
Written premium adjustment – statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
Adjusted statutory combined ratio			93.7%	89.6%	85.8%	96.6%	86.6%	87.3%	91.7%	86.9%		90.1%		89.0%
Less catastrophe losses			8.0	5.0	5.6	8.6	2.0	0.3	6.5	1.1		3.6		4.1
Adjusted statutory combined ratio excluding catastrophe losses			85.7%	84.6%	80.2%	88.0%	84.6%	87.0%	85.2%	85.8%		86.5%		84.9%

Reported commission expense ratio*			17.6%	18.1%	20.4%	20.3%	19.3%	16.8%	17.9%	18.0%		18.8%		19.2%
Written premium adjustment – statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
Adjusted commission expense ratio			17.6%	18.1%	20.4%	20.3%	19.3%	16.8%	17.9%	18.0%		18.8%		19.2%

Reported other expense ratio*			10.8%	10.8%	11.6%	10.8%	10.3%	9.8%	10.8%	10.0%		10.2%		10.5%
Written premium adjustment – statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
Adjusted other expense ratio			10.8%	10.8%	11.6%	10.8%	10.3%	9.8%	10.8%	10.0%		10.2%		10.5%

Reported statutory expense ratio*			28.4%	28.9%	32.0%	31.1%	29.6%	26.6%	28.7%	28.0%		29.0%		29.7%
Written premium adjustment – statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
Adjusted statutory expense ratio			28.4%	28.9%	32.0%	31.1%	29.6%	26.6%	28.7%	28.0%		29.0%		29.7%

GAAP combined ratio
GAAP combined ratio			94.5%	92.0%	83.9%	96.6%	87.5%	88.9%	93.3%	88.2%		91.0%		89.2%
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
GAAP combined ratio before one-time item			94.5%	92.0%	83.9%	96.6%	87.5%	88.9%	93.3%	88.2%		91.0%		89.2%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Commercial Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)			$593	$635	$584	$547	$557	$617	$1,228	$1,174		$1,721		$2,306
Written premium adjustment -- statutory only			10	33	(36)	(1)	9	12	43	21		20		(16)
Reported written premiums (statutory)*			$603	$668	$548	$546	$566	$629	$1,271	$1,195		$1,741		$2,290
Unearned premiums change			(4)	(86)	28	18	(3)	(78)	(90)	(81)		(63)		(36)
Earned premiums			$599	$582	$576	$564	$563	$551	$1,181	$1,114		$1,678		$2,254

Statutory combined ratio
Reported statutory combined ratio*			89.6%	87.5%	84.3%	95.5%	83.9%	85.5%	88.6%	84.6%		88.1%		87.1%
Written premium adjustment -- statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
Adjusted statutory combined ratio			89.6%	87.5%	84.3%	95.5%	83.9%	85.5%	88.6%	84.6%		88.1%		87.1%
Less catastrophe losses			5.6	5.1	2.4	9.5	0.4	1.1	5.3	0.8		3.6		3.4
Adjusted statutory combined ratio excluding catastrophe losses			84.0%	82.4%	81.9%	86.0%	83.5%	84.4%	83.3%	83.8%		84.5%		83.7%

GAAP combined ratio
GAAP combined ratio			90.3%	90.5%	82.1%	95.2%	84.8%	87.5%	90.4%	86.1%		89.2%		87.4%
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
GAAP combined ratio before one-time item			90.3%	90.5%	82.1%	95.2%	84.8%	87.5%	90.4%	86.1%		89.2%		87.4%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Personal Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)			$211	$161	$181	$217	$223	$170	$372	$393		$611		$791
Written premium adjustment -- statutory only			0	0	(2)	(2)	1	(2)	0	(1)		(3)		(5)
Reported written premiums (statutory)*			$211	$161	$179	$215	$224	$168	$372	$392		$608		$786
Unearned premiums change			(17)	35	20	(14)	(22)	34	18	8		(3)		17
Earned premiums			$194	$196	$199	$201	$202	$202	$390	$404		$605		$804

Statutory combined ratio
Reported statutory combined ratio*			106.4%	98.1%	90.1%	99.9%	93.6%	94.0%	101.6%	93.7%		95.7%		94.3%
Written premium adjustment -- statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
Adjusted statutory combined ratio			106.4%	98.1%	90.1%	99.9%	93.6%	94.0%	101.6%	93.7%		95.7%		94.3%
Less catastrophe losses			15.6	5.0	14.9	6.3	6.2	2.0	10.3	2.1		3.5		6.3
Adjusted statutory combined ratio excluding catastrophe losses			90.8%	93.1%	75.2%	93.6%	87.4%	96.0%	91.3%	91.6%		92.2%		88.0%

GAAP combined ratio
GAAP combined ratio			107.6%	96.4%	89.0%	100.5%	95.3%	92.7%	102.0%	94.0%		96.1%		94.4%
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0
GAAP combined ratio before one-time item			107.6%	96.4%	89.0%	100.5%	95.3%	92.7%	102.0%	94.0%		96.1%		94.4%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.